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                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-59861 and Form S-8 Nos. 333-00436 and 333-50983) pertaining to certain shares of KeraVision, Inc. common stock issuable to the holders of Series B convertible preferred stock, the 1997 Employee Stock Option Plan, the 1995 Director's Stock Option Plan, the 1995 Employee Stock Purchase Plan, the 1995 Stock Option Plan and the 1987 Stock Option Plan of KeraVision, Inc. of our report dated February 3, 1999, except for Note 9, for which the date is March 25, 1999, with respect to the consolidated financial statements of KeraVision, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998.


San Jose, California
March 30, 1999